Maine & Maritimes Corporation Announces Third Quarter Results

PRESQUE ISLE, ME -- 11/13/2006 -- Maine & Maritimes Corporation (Company or MAM) (AMEX: MAM) today announced a net loss of $3.1 million or ($1.90) per share for its third quarter ended September 30, 2006. This loss is principally attributable to non-recurring expenses totalling $2.3 million*, which are listed in the table below by category. The net loss for the comparable quarter in 2005 was $920,000 or $0.56 per share.

    Non-Recurring Charges in Third Quarter Results (in thousands)*:

    TMGNE Goodwill Impairment and Restructuring Charge         $ 1,632
    Costs Related to Staff Reductions                              328
    Write-off of acquisition costs                                 211
    Write-off and Amortization of Cancelled Transmission Plant     126
                                                               -------
       Total Non-Recurring Charges in Third Quarter 2006       $ 2,297
                                                               =======

    * Note that all amounts are listed after taxes
MAM also announced that it will pause the Company's growth strategy while it evaluates the strategic direction of the Company and selects a new chief executive officer. The Board is reviewing the Company's diversification strategy, which has been in place since 2003, as part of the strategic review process. The desire of the Board is to provide MAM's management with a clear mandate to execute the Company's strategic plan. The Board has enlisted the services of an independent third party to aid in the assessment of the strategic plan and to recommend any changes that might be necessary.

Nathan Grass, Vice Chairman of the Board and MAM's Interim President and Chief Executive Officer, commented, "I am pleased that MAM's senior management is continuing to act quickly and responsibly to address the challenges the Company faces. Their expertise has been directed to manage the Company's operations with the view to achieve improved earnings, cash flow, working capital and leverage, while working closely with all stakeholders." Mr. Grass added, "We are closely monitoring all of our investments with the objective of making changes, if and when necessary, to improve profitability."

Early actions resulting from the business review include a reduction of the Company workforce by approximately 4%. Aggregate costs related to staff reductions during the quarter totaled $547,000 ($328,000 after tax). The staff reductions will allow MAM to reduce cost by approximately $1.0 million per year beginning in 2007. In addition, the pension benefits for staff at Maine Public Service will be frozen as of December 31, 2006. In the transition, participants in the current defined benefit plan will receive supplemental payments to their 401(K) accounts, which will help to offset their change in benefit levels. The pension change is expected to reduce the Company's risk to pension costs of market fluctuations and is expected to reduce expense by approximately $200,000 annually beginning in 2007. The operation of the Hudson, Massachusetts office of The Maricor Group New England has been consolidated into the Boston office to help control costs. An acquisition of an engineering company by The Maricor Group was discontinued, resulting in $211,000 in previously deferred acquisition costs being expensed during the quarter.

MAM's regulated utility business, Maine Public Service Company (MPS), performed well during the third quarter 2006. The third quarter normally has lower electricity delivery volumes and lower rates than the first and fourth quarters. MPS experienced an operating loss of $89,000 in the current quarter compared to a loss of $47,000 in the prior year third quarter. Third quarter revenue of $8.0 million at MPS was up 7.9% from third quarter 2005, primarily due to contract construction work done for Evergreen Wind Power LLC's generation project in Mars Hill, Maine and an increase in residential rates effective July 15, 2006. However, revenue increases in the third quarter 2006 were offset by higher costs incurred by the ongoing tree-cutting program and higher administrative expenses, which included accruals related to the staff reduction of $344,000. MPS successfully recovered 90% of the costs associated with a transmission line project; however, a $191,000 charge to stranded costs, representing the year-to-date amortization of the recoverable portion, plus an $81,000 charge in non-operating expense for the unrecoverable portion also increased third quarter 2006 costs.

The net loss from The Maricor Group, MAM's unregulated engineering service businesses, was $1.9 million for the quarter, compared to a loss of $285,000 for the same period last year. The current quarter results were negatively impacted by a $1.5 million goodwill impairment loss charge (after tax) taken following an assessment of the long-term prospects for the Boston division of The Maricor Group's engineering assets. The Maricor Group Canada has a solid sales pipeline and is performing well; therefore, no impairment was recognized for this division. The Canadian operations increased revenue in the third quarter to over $1.0 million, up 34% over the third quarter 2005, due in part to the acquisition of Pace Engineering in May 2006, the strengthening of the Canadian dollar against the U.S. dollar, as well as increased service delivery to Atlantic and other parts of Canada.

Maricor Technologies incurred a net loss of $187,000 for the third quarter 2006, compared to a net loss of $76,000 in the third quarter 2005. Maricor Technologies completed the bulk of software development in the spring of this year, resulting in no capitalization of costs in the current quarter. The Company is continuing to invest in marketing of the newly released product with a focus on strategic partners.

A summary of Maine & Maritimes Corporation and Subsidiaries Statement of Consolidated Operations for the third quarters and nine months ended September 30, 2006 and September 30, 2005 is presented as follows.

               MAINE & MARITIMES CORPORATION AND SUBSIDIARIES
         Summary Statements of Consolidated Operations (Unaudited)

(dollars in thousands except per share amounts)

                                 Three Months Ended     Nine Months Ended
                                    September 30,         September 30,
                                  2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
Regulated Operating Revenues    $   8,033  $   7,445  $  25,499  $  24,833
Unregulated Operating Revenues      1,491      1,299      4,370      4,100
                                ---------  ---------  ---------  ---------
Total Operating Revenues        $   9,524  $   8,744  $  29,869  $  28,933

Loss from Continuing
   Operations Allocable to
   Common Shareholders          $  (3,110) $    (920) $  (2,888) $    (437)
Income from Discontinued
   Operations                           -          -          1          5
                                ---------  ---------  ---------  ---------
Total Consolidated Net Loss     $  (3,110) $    (920) $  (2,887) $    (432)
                                =========  =========  =========  =========

Basic Loss per Common
   Share from Continuing
   Operations                   $   (1.90) $   (0.56) $   (1.76) $   (0.26)
Basic Income per Common
   Share from Discontinued
   Operations                           -          -          -          -
                                ---------  ---------  ---------  ---------
Total Loss per Common Share     $   (1.90) $   (0.56) $   (1.76) $   (0.26)
                                =========  =========  =========  =========

Diluted Loss per Common
   Share from Continuing
   Operations                   $   (1.90) $   (0.56) $   (1.76) $   (0.26)
Diluted Loss per Common
   Share from Discontinued
   Operations                           -          -          -          -
                                ---------  ---------  ---------  ---------
Total Loss per Common Share     $   (1.90) $   (0.56) $   (1.76) $   (0.26)
                                =========  =========  =========  =========

Average Shares Outstanding      1,638,027  1,636,437  1,637,627  1,636,170
                                ---------  ---------  ---------  ---------
About Maine & Maritimes Corporation

Maine & Maritimes Corporation (MAM) is the parent of a group of companies providing regulated electricity transmission and distribution services in the State of Maine, and providing engineering, technology and other services to companies focused on efficient use of energy and sustainable development in new facility construction or existing facility redevelopment in the U.S. and Canada. MAM employs its engineering and technical expertise to also invest in public or private real estate development projects involving renewal of existing structures or development of new facilities where infrastructure already exists.

Maine & Maritimes Corporation is publicly owned and its shares trade on the American Stock Exchange (AMEX: MAM). MAM's headquarters are in Presque Isle, Maine, and its subsidiaries maintain offices in Boston, Massachusetts, and Portland, Maine in the U.S.A. and in Moncton and Saint John, New Brunswick, and Halifax, Nova Scotia, in Canada.

Operating entities within the MAM group include: Maine Public Service Company, a regulated electricity transmission and distribution utility; The Maricor Group and its subsidiaries, The Maricor Group Canada, Ltd, and The Maricor Group New England, Inc., which provide engineering, energy efficiency, asset development and sustainable lifecycle asset management services; Maricor Technologies, Inc., a sustainable asset governance and facility performance management software firm; and Maricor Properties Ltd., a Canadian real estate development and investment company, 50% owned by Ashford Investments, Inc.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation (MAM) believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission. MAM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that may or may not occur after the date of this news release.

Further information can be obtained from our web site:
www.maineandmaritimes.com

Or by contacting:
Annette N. Arribas, CTP, CCEP
VP Investor Relations, Corporate Compliance and Treasurer
Tel: 207.760.2402
Email: aarribas@maineandmaritimes.com